                                                                    EXHIBIT 4.9

                           COLLATERAL AGENCY AGREEMENT

                  This COLLATERAL AGENCY AGREEMENT (this "AGREEMENT"), dated as of February 9, 1999, is made between AIF II, L.P., a Delaware limited partnership ("AIF"), ARTEMIS AMERICA PARTNERSHIP, a Delaware limited partnership ("AAP") (AIF and AAP are collectively referred to herein as the "PARTICIPATING HOLDERS", which term shall include any future holder of any Modified Notes as defined below), U.S. BANK TRUST NATIONAL ASSOCIATION (f/k/a First Trust National Association), a national banking association, as collateral agent for the Participating Holders (in such capacity, the "COLLATERAL AGENT"), and BROOKE (OVERSEAS) LTD. (the "PLEDGOR").

                  WHEREAS, BGLS Inc., a Delaware corporation (the "COMPANY"), has entered into the Indenture (the "INDENTURE") dated as of January 1, 1996 between the Company and State Street Bank and Trust Company (the "Trustee");

                  WHEREAS, pursuant to the terms and conditions of the Amended and Restated Standstill Agreement dated as of even date herewith among the Company and the Participating Holders (the "STANDSTILL AGREEMENT"), the Participating Holders have agreed to defer the payment of interest due to the Participating Holders under the Indenture until the occurrence of a Termination Event (as defined in the Standstill Agreement);

                  WHEREAS, pursuant to the Amended and Restated Limited Recourse Guarantee Agreement (the "GUARANTEE"), dated as of even date herewith, between the Pledgor and the Collateral Agent, the Pledgor has agreed to guarantee for the benefit of the Participating Holders the Company's obligations under the Series B Senior Secured Notes; and

                  WHEREAS, pursuant to the Amended and Restated Pledge Agreement, dated as of even date herewith (the "PLEDGE AGREEMENT"), among the Pledgor and the Collateral Agent, the Pledgor has agreed to pledge certain securities to the Collateral Agent for the benefit of the Participating Holders to secure its obligation under the Guarantee;

                  WHEREAS, the Participating Holders and the Pledgor wish to appoint the Collateral Agent to act on their behalf in accordance with the provisions of this Agreement, the Pledge Agreement and the Guarantee.

                  NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Definitions and Interpretation.

                  (a) CERTAIN DEFINED TERMS. Unless otherwise defined, all capitalized terms used in this Agreement that are defined in the Indenture or the Pledge Agreement (including those terms incorporated by reference) shall have the respective meanings assigned to them in the Indenture, the Pledge Agreement or the Guarantee. In addition, the following terms shall have the following meanings under this Agreement:




                           Collateral Agency Agreement

         "MAJORITY PARTICIPATING HOLDERS" shall mean Participating Holders holding at least 50.1% in principal amount of the Modified Notes.

         "MODIFIED NOTES" shall mean the $97,239,000 in principal amount of Senior Secured Notes (CUSIP Number 055432 AC24) held by the Participating Holders.

                  (b) INTERPRETATION. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing either gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments; and references to Persons include their respective permitted successors and assigns and, in the case of governmental Persons, Persons succeeding to their respective functions and capacities.

                  Section 2. PLEDGE AGREEMENT AND GUARANTEE.

                  (a) If any Termination Event shall have occurred and be continuing, upon the written request of the Majority Participating Holders, the Collateral Agent, on behalf of the Participating Holders, shall be permitted and is hereby authorized to take any and all actions and to exercise any and all rights, remedies and options, which it may have under the Pledge Agreement and the Guarantee.

                  (b) The Collateral Agent shall distribute the proceeds of any sale, disposition or other realization by the Collateral Agent or by any Participating Holder upon all or any portion of the Collateral pursuant to the Pledge Agreement (subject to the terms and limitations thereof), in the order of priorities set forth in Section 5.04 of the Pledge Agreement.

                  (c) The Collateral Agent shall distribute all Guaranteed Obligations paid by the Pledgor under the Guarantee pursuant to the Guarantee (subject to the terms and limitations thereof).

                  Section 3. APPOINTMENT AND DUTIES OF COLLATERAL AGENT.

                  (a) Each of the Participating Holders and Pledgor hereby designates and appoints U.S. Bank Trust National Association to act as the Collateral Agent under the Pledge Agreement and Guarantee, and authorizes the Collateral Agent to take such actions on its behalf under the provisions of the Pledge Agreement and Guarantee and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Pledge Agreement and Guarantee, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Pledge Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in the Pledge Agreement and Guarantee, and no implied covenants, functions or responsibilities fiduciary or otherwise shall be read into the Pledge Agreement or the Guarantee or otherwise exist against the Collateral Agent.



                           Collateral Agency Agreement

                  (b) The Collateral Agent will give notice to the Participating Holders of any action to be taken by it under the Pledge Agreement or the Guarantee; such notice shall be given prior to the taking of such action unless the Collateral Agent determines that to do so would be detrimental to the interests of the Participating Holders, in which event such notice shall be given promptly after the taking of such action.

                  (c) Notwithstanding anything to the contrary in the Pledge Agreement or the Guarantee, the Collateral Agent shall not be required to exercise any discretionary rights or remedies under the Pledge Agreement or the Guarantee or give any consent under the Pledge Agreement or the Guarantee or enter into any agreement amending, modifying, supplementing or waiving any provision of the Pledge Agreement or the Guarantee unless it shall have been directed to do so by the Majority Participating Holders.

                  (d) Notwithstanding any other provisions contained herein, the Collateral Agent shall not be required to take any actions, exercise any remedies or enforce any rights under the Pledge Agreement or the Guarantee if it shall have a reasonable basis for concluding there is a material risk that it would not be paid or reimbursed for its fees, costs, expenses and/or advances resulting from such action, remedy exercise or enforcement, unless the Collateral Agent shall have received indemnification for such fees, costs, expenses and advances which is reasonably satisfactory to the Collateral Agent; provided, however, that the foregoing provisions of this paragraph (d) shall not be applicable to the Collateral Agent's duty to maintain possession and safekeep the physical certificates evidencing Equity Collateral, and the related certificate powers, that have been delivered to the Collateral Agent pursuant to the Pledge Agreement.

                  Section 4. RIGHTS OF COLLATERAL AGENT.

                  (a) The Collateral Agent may execute any of its duties under the Pledge Agreement and the Guarantee by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

                  (b) Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable to the Participating Holders for any action lawfully taken or omitted to be taken by it under or in connection with the Pledge Agreement or the Guarantee (except for its gross negligence or willful misconduct), or (ii) responsible in any manner to the Participating Holders for any recitals, statements, representations or warranties made by the Company or the Pledgor or any representative thereof contained in any document, certificate, or report in connection with the transaction contemplated by the Standstill Agreement or this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any document, certificate, or report in connection with the transaction contemplated by the Standstill Agreement or this Agreement or for any failure of the Company or the Pledgor to perform its obligations thereunder. The Collateral Agent as such shall not be under any obligation to any Participating Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any document, certificate, or report in connection with the transaction contemplated by the Standstill Agreement or this Agreement, or to inspect the properties, books or records of the Company or the Pledgor.

                  (c) The Collateral Agent shall be entitled to rely conclusively upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy,


                           Collateral Agency Agreement
telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.

                  (d) The Company will pay to the Collateral Agent from time to time, and the Collateral Agent shall be entitled to, reasonable compensation for all services rendered by it hereunder (which shall be agreed to from time to time by the Company and the Collateral Agent) and the Company further agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel (and any local counsel) and of any experts and agents, which the Collateral Agent may incur in connection with (x) the administration of the Pledge Agreement and the Guarantee, (y) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (z) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent or the Participating Holders under the Pledge Agreement or the Guarantee or (iv) the failure by the Company or the Pledgor to perform or observe any of the provisions of the Pledge Agreement or the Guarantee.

                  (e) The Company agrees to deliver to the Collateral Agent, concurrently with the delivery thereof to the Trustee, duplicates or copies of all notices, requests, documents and other instruments delivered by such Person to the Trustee under or pursuant to the Indenture.

                  Section 5. INDEMNIFICATION. Each of the Company and the Pledgor agrees to indemnify the Collateral Agent, its officers, directors, employees, representatives, attorneys and agents for, and hold it harmless against, any claim, demand, expense (including but not limited to reasonable attorneys' fees) loss or liability incurred by it without negligence or bad faith on its part, arising out of or in connection with its rights and duties hereunder or under the Pledge Agreement or Guarantee. The Collateral Agent shall notify the Company and the Pledgor promptly of any claim asserted against the Collateral Agent for which it may seek indemnity, and shall consult with the Company and the Pledgor in respect of any material development in connection with any such claim. The Collateral Agent shall not unreasonably settle any such claim. The Company need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Collateral Agent through its negligence or bad faith.

                  Section 6. RESIGNATION OR REMOVAL OF THE COLLATERAL AGENT. The Collateral Agent may resign as Collateral Agent upon ten days' notice to the Participating Holders, the Company and the Pledgor and may be removed at any time with or without cause by the Majority Participating Holders, with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this SECTION 6. If the Collateral Agent shall resign or be removed as Collateral Agent, then the Majority Participating Holders shall (and if no such successor shall have been appointed within 30 days of the Collateral Agent's resignation or removal, the Collateral Agent may) appoint a successor agent for the Participating Holders, which successor agent shall be reasonably acceptable to the Company and the Pledgor, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term "Collateral Agent" shall mean such successor agent effective upon its appointment, and the former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the former Collateral Agent shall deliver all Collateral then in its possession



                           Collateral Agency Agreement
to the successor Collateral Agent). After resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to the former Collateral Agent's benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.

                  Section 7. NO IMPAIRMENTS OF OTHER RIGHTS. Nothing in this Agreement is intended or shall be construed to impair, diminish or otherwise adversely affect any other right the Participating Holders may have or may obtain against the Company or the Pledgor.

                  Section 8. MISCELLANEOUS.

                  (a) WAIVER. No failure on the part of the Collateral Agent, the Participating Holders, the Company or the Pledgor to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  (b) NOTICES. All notices and communications to be given under this Agreement shall be given or made in writing to the intended recipient at the address specified below or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case, given or addressed as provided or required to be provided in this SECTION 8(b). In addition, upon any transfer of any Modified Notes, the transferee shall be required to deliver to the Collateral Agent and the Pledgor, the name and address of such transferee and the principal amount of Modified Notes held by such transferee.

         To the Collateral Agent:       U.S. Bank Trust National Association
                                        180 E. 5th Street
                                        St. Paul, Minnesota 55101
                                        Facsimile No.:  (651) 244-0712
                                        Telephone No.:  (651) 244-0733
                                        Attention:   Mr. Thomas Gronlund

         To the Pledgor:                Brooke (Overseas) Ltd.
                                        100 S.E. Second Street
                                        32nd Floor
                                        Miami, Florida 33131
                                        Facsimile:  (305) 579-8009
                                        Telephone No.:  (305) 579-8000
                                        Attention:  Richard Lampen

                  (c) AMENDMENTS, ETC. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by the Pledgor and the Collateral Agent with the consent of the Majority Participating Holders. Any such modification,


                           Collateral Agency Agreement
supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Collateral Agent and each of the other parties hereto, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

                  (d) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Pledgor, the Collateral Agent, the Participating Holders and their respective successors and permitted transferees or assigns, including, without limitation future holders of any Modified Notes. The Collateral Agent shall not assign or transfer its rights under this Agreement without the prior written consent of the Majority Participating Holders and the Pledgor.

                  (e) TERMINATION. This Agreement shall remain in full force and effect until the Company delivers final payment in full in cash of all of the Secured Obligations and all other amounts owing to the Collateral Agent and the Participating Holders hereunder at which point it shall terminate automatically with all Collateral to be returned as promptly as practicable thereafter by the Collateral Agent to the Pledgor.

                  (f) SURVIVAL. All representations and warranties made in this Agreement or in any certificate or other document delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement or such certificate or other document (as the case may be) or any deemed repetition of any such representation or warranty.

                  (g) AGREEMENTS SUPERSEDED. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement.

                  (h) SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  (i) CAPTIONS. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                  (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.

                  (k) GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.



                           Collateral Agency Agreement

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                            COLLATERAL AGENT:

                                            U.S. BANK TRUST NATIONAL
                                            ASSOCIATION



                                            By: /s/ Thomas M. Gronlund
                                                -------------------------------
                                            Name: Thomas M. Gronlund
                                            Title: Vice President


                                            PARTICIPATING HOLDERS:


                                            AIF II, L.P.



                                            By APOLLO ADVISORS, L.P.
                                               MANAGING GENERAL PARTNER


                                            By APOLLO CAPITAL MANAGEMENT, INC.
                                               GENERAL PARTNER



                                            By /s/ Michael D. Weiner
                                               --------------------------------
                                               Name:  Michael D. Weiner
                                               Title: Vice President


                                            ARTEMIS AMERICA PARTNERSHIP


                                            By LION ADVISORS, L.P.
                                               ATTORNEY-IN-FACT


                                            By LION CAPITAL MANAGEMENT, INC.
                                               GENERAL PARTNER



                                            By /s/ Michael D. Weiner
                                               --------------------------------
                                               Name:  Michael D. Weiner
                                               Title: Vice President




                           Collateral Agency Agreement

                                           PLEDGOR:

                                           BROOKE (OVERSEAS) LTD.



                                           Name: /s/ Richard J. Lampen
                                                 ------------------------------
                                                 Title: Executive Vice President

ACKNOWLEDGED AND AGREED:

BGLS INC.

By: /s/ Richard J. Lampen
    -------------------------------
Name:  Richard J. Lampen
Title: Executive Vice President




                           Collateral Agency Agreement